FOR IMMEDIATE RELEASE

Contact:
Brookdale Senior Living Inc.
Ross Roadman  615-564-8104

Brookdale Announces Third Quarter 2013 Results

Nashville, Tenn.  November 6, 2013 – Brookdale Senior Living Inc. (NYSE: BKD) (the "Company") today reported financial and operating results for the third quarter of 2013.

•
Cash From Facility Operations ("CFFO") was $75.2 million, or $0.61 per share, a 13.8% increase compared to CFFO of $66.1 million, or $0.54 per share, for the third quarter of 2012, excluding $4.7 million and $4.6 million of integration, transaction-related and electronic medical records ("EMR") roll-out costs for the three months ended September 30, 2013 and 2012, respectively.

•	Average occupancy was 89.0%, a 100 basis point increase from 88.0% in the third quarter of 2012 and an increase of 70 basis points from the second quarter of 2013.
•	Senior housing average monthly revenue per unit increased 2.8% compared to the third quarter of 2012.
•
Same community Facility Operating Income for the senior housing portfolio grew by 8.1% compared to the prior year quarter, as same community revenue grew by 3.8% and same community expenses grew by 1.7%, with margin improving to 33.9%, a 140 basis point increase.

•	Adjusted EBITDA was $118.8 million, up 6.6% as compared to $111.5 million in the third quarter of 2012, excluding integration, transaction-related and EMR roll-out costs in both periods.

Andy Smith, Brookdale's CEO, said, "Brookdale's operating and financial momentum continued for the third quarter, with double digit growth in CFFO driven by higher occupancy, better pricing and cost control.  We produced the best comparable and sequential quarter occupancy increases achieved thus far in 2013 for both our total senior housing portfolio and our same community portfolio.  In addition, pricing remained solid in our senior housing portfolio with a 2.8% increase for the total portfolio and a same community increase of 2.5%, while expenses increased 1.3% and 1.7%, respectively.  Demonstrating the inherent operating leverage in our senior housing business, Facility Operating Income rose 8.5% for the total portfolio and 8.1% on a same-community basis.  With a gradually improving economic environment and increasing traction from our marketing and operational initiatives, we are well positioned to build on the strong performance trends of the first nine months of 2013."

Financial Results

Total revenue for the third quarter was $729.0 million, an increase of $32.9 million, or 4.7%, from the third quarter of 2012.  Third quarter 2013 total revenue is comprised of resident fee revenue of $631.1 million, which increased $25.6 million, or 4.2%, from the third quarter of 2012, management fee revenue of $7.6 million, which increased $0.2 million, or 2.9%, from the third quarter of 2012, and managed community reimbursed costs of $90.2 million, which increased $7.0 million, or 8.4%.

Resident fee revenue increased primarily as a result of an increase in the average monthly revenue per unit compared to the prior year period and an increase in occupancy.  Average monthly revenue per unit for the senior housing portfolio was $4,397 in the third quarter, an increase of $118, or 2.8%, over the third quarter of 2012.  Average occupancy for all consolidated communities for the third quarter of 2013 was 89.0%, compared to 88.0% for the third quarter of 2012 and 88.3% for the second quarter of 2013.  For the managed community portfolio, which includes a number of pre-stabilized communities in the initial fill-up phase, average occupancy for the third quarter was 85.7%, a 140 basis point increase from 84.3% in the third quarter of 2012 and an 80 basis point increase from the second quarter of 2013.

Facility operating expenses for the third quarter were $420.6 million, an increase of $9.1 million, or 2.2%, from the third quarter of 2012.  Costs incurred on behalf of managed communities increased $7.0 million, or 8.4%.

General and administrative expenses for the third quarter were $45.8 million.  Excluding integration, transaction-related and EMR roll-out costs of $4.7 million and $4.6 million in the third quarters of 2013 and 2012, respectively, and non-cash stock-based compensation expense from both periods, general and administrative expenses were $34.3 million in the third quarter of 2013 versus $32.5 million for the prior year same period.  Demonstrating the Company's efficient platform, general and administrative expenses were, excluding these items, 4.3% of resident fee revenue (including resident fee revenues under management) in the third quarter of 2013, consistent with the prior year period.

Non-GAAP Financial Measures

Brookdale's management utilizes Adjusted EBITDA and CFFO to evaluate the Company's performance and liquidity because these metrics exclude non-cash items such as depreciation and amortization, asset impairment charges, non-cash stock-based compensation expense, gain on facility lease termination and straight-line lease expense, net of deferred gain amortization.  Adjusted EBITDA and CFFO include integration, transaction-related and EMR roll-out costs of $4.7 million and $4.6 million for the three months ended September 30, 2013 and 2012, respectively, and $10.4 million and $16.2 million for the nine months ended September 30, 2013 and 2012, respectively. Brookdale also uses Facility Operating Income to assess the performance of its communities.
For the quarter ended September 30, 2013, Facility Operating Income was $203.6 million, an increase of $15.9 million, or 8.5%, over the third quarter of 2012, and Adjusted EBITDA, excluding integration, transaction-related and EMR roll-out costs in 2013 and 2012, was $118.8 million, an increase of $7.3 million, or 6.6%, over the third quarter of 2012.  For the nine months ended September 30, 2013, Facility Operating Income was $605.7 million, an increase of $34.1 million, or 6.0%, over the first nine months of 2012, and Adjusted EBITDA, excluding integration, transaction-related and EMR roll-out costs in 2013 and 2012, was $348.6 million, an increase of $24.5 million, or 7.5%, over the same period in 2012.
Cash From Facility Operations was $70.6 million for the third quarter of 2013, or $0.57 per share.  CFFO, excluding integration, transaction-related and EMR roll-out costs for both periods, was $75.2 million for the third quarter of 2013, or $0.61 per share, an increase of $9.1 million, or 13.8%, over CFFO of $66.1 million, or $0.54 per share, for the third quarter of 2012.  CFFO, excluding integration, transaction-related and EMR roll-out costs for both periods, was $219.9 million for the nine months ended September 30, 2013, or $1.79 per share, an increase of $26.2 million, or 13.5%, over CFFO of $193.8 million, or $1.59 per share, for the same period in 2012.

Net Loss

Net loss for the third quarter of 2013 was $(1.0) million, or $(0.01) per diluted common share. The net loss for the quarter includes non-cash items for depreciation and amortization, asset impairment, non-cash stock-based compensation expense, straight-line lease expense, net of deferred gain amortization and change in fair value of derivatives.

Operating Activities

The Company reports information on six segments.  Four segments (Retirement Centers, Assisted Living, CCRCs – Rental and CCRCs – Entry Fee) constitute the Company's consolidated senior housing portfolio.  The fifth segment, Innovative Senior Care, includes the Company's outpatient therapy, home health and hospice services.  The sixth segment, Management Services, includes the services provided to unconsolidated communities that are operated under management agreements.

Senior Housing

Revenue for the consolidated senior housing portfolio was $570.0 million for the third quarter of 2013, an increase of 3.9% from the third quarter of 2012.  Revenue was positively impacted by a 100 basis point increase in occupancy and a 2.8% increase in rate over the third quarter of 2012.  Facility operating expenses increased by $4.7 million, or 1.3%.  Operating income for the senior housing portfolio for the third quarter of 2013 increased by $16.7 million, or 9.1%, from the third quarter of 2012 and operating margin increased to 34.9% in the third quarter of 2013 from 33.2% in the third quarter of 2012.

Same community results for the consolidated senior housing portfolio for the three months ended September 30, 2013 showed revenues grew 3.8% over the corresponding period in 2012 as revenue per unit increased by 2.5% and occupancy grew by 100 basis points.  Same community expenses grew by 1.7% over the third quarter of 2012.  Same community Facility Operating Income for the senior housing portfolio increased by 8.1% over the third quarter of 2012.

Innovative Senior Care

Revenue for the Company's ISC segment increased $4.3 million, or 7.6%, to $61.2 million, for the third quarter of 2013, primarily due to the roll-out of the Company's ancillary services programs to additional units.  In comparison to the third quarter of 2012, a volume increase in home health was partially offset by a reduction in volume for outpatient therapy.  ISC operating expenses increased $4.5 million, or 9.9%, primarily due to an increase in expenses incurred in connection with the continued expansion of the Company's ancillary services programs.  As a result, ISC operating income was $11.8 million, a decrease of $0.2 million, or 1.3%, versus the third quarter of 2012.

By the end of the third quarter, the Company's ancillary services programs provided outpatient therapy services to approximately 38,250 units and the Company's home health agencies were serving approximately 33,900 units across the consolidated Brookdale portfolio.   Including non-consolidated communities, the Company's outpatient therapy and home health operations serve approximately 53,000 and 47,500 units, respectively.  The Company had ten markets where hospice services were provided during the third quarter.

Liquidity

Brookdale had $42.7 million of unrestricted cash and cash equivalents and $103.4 million of restricted cash on its balance sheet at the end of the third quarter.  As of September 30, 2013, the Company had an available secured line of credit with a $250.0 million commitment and $238.6 million of availability (of which $45.0 million had been drawn as of that date).  The Company also had secured and unsecured letter of credit facilities of up to $92.5 million in the aggregate as of September 30, 2013, with issued letters of credit totaling $71.8 million.

Transactions

Subsequent to the end of the quarter, the Company announced that it had completed its previously announced acquisition of seven senior living communities with a total of 613 units from Chartwell Retirement Residences for an aggregate purchase price of $80.9 million, plus customary transaction expenses. The Company had been managing six of the communities since the acquisition of Horizon Bay in September 2011.  The acquisition was effective October 1, 2013. During the quarter, the Company also purchased one home health agency and one hospice agency for an aggregate purchase price of approximately $1.2 million.

During the quarter, the Company obtained $172.1 million in loans secured by first mortgages on four communities. Proceeds of the loans were used to refinance or repay a total of $142.0 million of debt which was scheduled to mature on August 1, 2013.

2013 Outlook

Based on results through the third quarter of 2013 and expected trends for the balance of the year, the Company raised the lower end of its guidance range for full year Cash From Facility Operations to a new range between $2.40 and $2.45 per share, excluding integration, transaction-related and EMR roll-out costs.  These estimates include expected accretion from the Chartwell portfolio acquisition, but do not include the impact on operating results from other possible future acquisitions or dispositions.

Supplemental Information

The Company will shortly post on the Investor Relations section of the Company's website at www.brookdaleliving.com supplemental information relating to the Company's third quarter 2013 results.  This information will also be furnished in a Form 8-K to be filed with the SEC.

Earnings Conference Call
Brookdale's management will conduct a conference call to review the financial results of its third quarter ended September 30, 2013 on Thursday, November 7, 2013 at 10:00 AM ET.  The conference call can be accessed by dialing (866) 900-2996 (from within the U.S.) or (706) 643-2685 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing the "Brookdale Senior Living Third Quarter Earnings Call."
A webcast of the conference call will be available to the public on a listen-only basis at www.brookdaleliving.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available through the website for three months following the call.

For those who cannot listen to the live call, a replay will be available until 11:59 PM ET on November 21, 2013 by dialing (855) 859-2056 (from within the U.S.) or (404) 537-3406 (from outside of the U.S.) and referencing access code "89749931".  A copy of this earnings release is posted on the Investor Relations page of the Brookdale website (www.brookdaleliving.com).

About Brookdale Senior Living

Brookdale Senior Living Inc. is a leading owner and operator of senior living communities throughout the United States.  The Company is committed to providing senior living solutions within properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents.  Currently Brookdale operates independent living, assisted living, and dementia-care communities and continuing care retirement centers, with 651 communities in 36 states and the ability to serve approximately 67,000 residents.  Through its Innovative Senior Care program, the Company also offers a range of outpatient therapy, home health, personalized living and hospice services.

Safe Harbor

Certain items in this press release and the associated earnings conference call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Those forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements relating to our operational initiatives and our expectations regarding their effect on our results; our expectations regarding the economy, the senior living industry, occupancy, revenue, cash flow, operating income, expenses, capital expenditures, Program Max opportunities, cost savings, the demand for senior housing, the home resale market, expansion, development, and construction activity, acquisition opportunities, asset dispositions, our share repurchase program, taxes, capital deployment, returns on invested capital and CFFO; our expectations regarding returns to shareholders and our growth prospects; our expectations concerning the future performance of recently acquired communities and the effects of acquisitions on our financial results (including the Chartwell acquisition); our ability to secure financing or repay, replace or extend existing debt at or prior to maturity; our ability to remain in compliance with all of our debt and lease agreements (including the financial covenants contained therein); our expectations regarding liquidity and leverage; our expectations regarding financings and refinancings of assets (including the timing thereof) and their effect on our results; our expectations regarding changes in government reimbursement programs and their effect on our results; our plans to generate growth organically through occupancy improvements, increases in annual rental rates and the achievement of operating efficiencies and cost savings; our plans to expand our offering of ancillary services (therapy, home health and hospice); our plans to expand, renovate, redevelop and reposition existing communities; our plans to acquire additional communities, asset portfolios, operating companies and home health agencies; the expected project costs for our expansion, redevelopment and repositioning program; our expected levels of expenditures and reimbursements (and the timing thereof); our expectations regarding our sales, marketing and branding initiatives and their impact on our results; our expectations for the performance of our entrance fee communities; our ability to anticipate, manage and address industry trends and their effect on our business; our expectations regarding the payment of dividends; and our ability to increase revenues, earnings, Adjusted EBITDA, Cash From Facility Operations, and/or Facility Operating Income.  Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "could," "would," "project," "predict," "continue," "plan" or other similar words or expressions.  Forward-looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition, or state other forward-looking information.  Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects or which could cause events or circumstances to differ from these forward-looking statements include, but are not limited to, the risk associated with the current global economic situation and its impact upon capital markets and liquidity; changes in governmental reimbursement programs; our inability to extend (or refinance) debt (including our credit and letter of credit facilities) as it matures; the risk that we may not be able to satisfy the conditions precedent to exercising the extension options associated with certain of our debt agreements; events which adversely affect the ability of seniors to afford our monthly resident fees or entrance fees; the conditions of housing markets in certain geographic areas; our ability to generate sufficient cash flow to cover required interest and long-term operating lease payments; the effect of our indebtedness and long-term operating leases on our liquidity; the risk of loss of property pursuant to our mortgage debt and long-term lease obligations; the possibilities that changes in the capital markets, including changes in interest rates and/or credit spreads, or other factors could make financing more expensive or unavailable to us; our determination from time to time to purchase any shares under the repurchase program; our ability to fund any repurchases; our ability to effectively manage our growth; our ability to maintain consistent quality control; delays in obtaining regulatory approvals; the risk that we may not be able to expand, redevelop and reposition our communities in accordance with our plans; our ability to complete acquisitions and integrate them into our operations; competition for the acquisition of assets; our ability to obtain additional capital on terms acceptable to us; a decrease in the overall demand for senior housing; our vulnerability to economic downturns; acts of nature in certain geographic areas; terminations of our resident agreements and vacancies in the living spaces we lease; early terminations or non-renewal of management agreements; increased competition for skilled personnel; increased union activity; departure of our key officers; increases in market interest rates; environmental contamination at any of our facilities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against us; the cost and difficulty of complying with increasing and evolving regulation; and other risks detailed from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings.  Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management's views as of the date of this press release and/or the associated earnings conference call.  The factors discussed above and the other factors noted in our SEC filings from time to time could cause our actual results to differ significantly from those contained in any forward-looking statement.  We cannot guarantee future results, levels of activity, performance or achievements and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenue
Resident fees	$631,144	$605,530	$1,876,452	$1,804,129
Management fees	7,622	7,407	22,975	22,350
Reimbursed costs incurred on behalf of managed communities	90,233	83,208	258,306	242,847
Total revenue	728,999	696,145	2,157,733	2,069,326

Expense
Facility operating expense (excluding depreciation and amortization of $60,896, $56,956, $177,595, and $172,982, respectively)	420,579	411,467	1,249,609	1,213,751
General and administrative expense (including non-cash stock-based compensation expense of $6,894, $6,021, $20,776 and $19,185, respectively)	45,824	43,158	138,470	134,202
Facility lease expense	69,232	71,167	207,028	213,240
Depreciation and amortization	68,644	62,876	200,557	189,781
Asset impairment	504	-	2,658	8,329
Loss on acquisition	-	-	-	636
Gain on facility lease termination	-	-	-	(2,780)
Costs incurred on behalf of managed communities	90,233	83,208	258,306	242,847
Total operating expense	695,016	671,876	2,056,628	2,000,006
Income from operations	33,983	24,269	101,105	69,320

Interest income	472	676	1,027	2,220
Interest expense:
Debt	(29,642)	(32,262)	(90,456)	(96,743)
Amortization of deferred financing costs and debt discount	(4,100)	(4,543)	(13,017)	(13,602)
Change in fair value of derivatives and amortization	(1,377)	140	594	(371)
Loss on extinguishment of debt	(53)	-	(946)	(221)
Equity in earnings (loss) of unconsolidated ventures	431	(249)	991	(211)
Other non-operating income	279	500	1,365	392
(Loss) income before income taxes	(7)	(11,469)	663	(39,216)
Provision for income taxes	(960)	(747)	(3,272)	(2,559)
Net loss	$(967)	$(12,216)	$(2,609)	$(41,775)

Basic and diluted net loss per share	$(0.01)	$(0.10)	$(0.02)	$(0.34)

Weighted average shares used in computing basic and diluted net loss per share	124,128	122,493	123,457	121,784

Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2013	December 31, 2012
	(unaudited)

Cash and cash equivalents	$42,690	$69,240
Cash and escrow deposits - restricted	43,231	43,096
Accounts receivable, net	108,720	100,401
Other current assets	99,237	96,301
Total current assets	293,878	309,038
Property, plant, and equipment and leasehold intangibles, net	3,845,741	3,879,977
Other assets, net	504,612	476,963
Total assets	$4,644,231	$4,665,978

Current liabilities	$717,370	$1,130,898
Long-term debt, less current portion	2,535,109	2,169,826
Other liabilities	375,215	368,268
Total liabilities	3,627,694	3,668,992
Stockholders' equity	1,016,537	996,986
Total liabilities and stockholders' equity	$4,644,231	$4,665,978

Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)
	Nine Months Ended September 30,
	2013	2012
Cash Flows from Operating Activities
Net loss	$(2,609)	$(41,775)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss on extinguishment of debt	946	221
Depreciation and amortization	213,574	203,383
Asset impairment	2,658	8,329
Equity in (earnings) loss of unconsolidated ventures	(991)	211
Distributions from unconsolidated ventures from cumulative share of net earnings	2,089	1,435
Amortization of deferred gain	(3,279)	(3,279)
Amortization of entrance fees	(21,178)	(18,835)
Proceeds from deferred entrance fee revenue	30,584	30,303
Deferred income tax benefit	-	(435)
Change in deferred lease liability	2,250	5,324
Change in fair value of derivatives and amortization	(594)	371
(Gain) loss on sale of assets	(876)	245
Loss on acquisition	-	636
Gain on facility lease termination	-	(2,780)
Non-cash stock-based compensation	20,776	19,185
Other	-	(487)
Changes in operating assets and liabilities:
Accounts receivable, net	(9,482)	(8,092)
Prepaid expenses and other assets, net	(2,805)	1,653
Accounts payable and accrued expenses	20,595	9,552
Tenant refundable fees and security deposits	(828)	(1,556)
Deferred revenue	(1,755)	4,369
Net cash provided by operating activities	249,075	207,978
Cash Flows from Investing Activities
Increase in lease security deposits and lease acquisition deposits, net	(2,046)	(6,767)
Decrease (increase) in cash and escrow deposits — restricted	2,484	(2,402)
Purchase of marketable securities — restricted	-	(1,453)
Additions to property, plant, and equipment and leasehold intangibles, net	(161,522)	(151,381)
Acquisition of assets, net of related payables and cash received	(7,394)	(111,308)
Payments on (issuance of) notes receivable, net	95	(591)
Investment in unconsolidated ventures	(17,172)	(571)
Distributions received from unconsolidated ventures	100	256
Proceeds from sale of assets, net	7,554	325
Other	-	487
Net cash used in investing activities	(177,901)	(273,405)
Cash Flows from Financing Activities
Proceeds from debt	597,852	193,607
Repayment of debt and capital lease obligations	(651,741)	(136,957)
Proceeds from line of credit	320,000	280,000
Repayment of line of credit	(355,000)	(265,000)
Payment of financing costs, net of related payables	(11,194)	(2,810)
Refundable entrance fees:
Proceeds from refundable entrance fees	29,265	29,512
Refunds of entrance fees	(24,504)	(19,555)
Cash portion of loss on extinguishment of debt	(502)	(118)
Purchase of derivatives and payment of swap termination	(2,863)	(1,289)
Other	963	(295)
Net cash (used in) provided by financing activities	(97,724)	77,095
Net (decrease) increase in cash and cash equivalents	(26,550)	11,668
Cash and cash equivalents at beginning of period	69,240	30,836
Cash and cash equivalents at end of period	$42,690	$42,504

Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is a measure of operating performance that is not calculated in accordance with U.S. generally accepted accounting principles ("GAAP").  Adjusted EBITDA should not be considered in isolation or as a substitute for net income, income from operations or cash flows provided by or used in operations, as determined in accordance with GAAP.  Adjusted EBITDA is a key measure of the Company's operating performance used by management to focus on operating performance and management without mixing in items of income and expense that relate to long-term contracts and the financing and capitalization of the business.  We define Adjusted EBITDA as net income (loss) before provision (benefit) for income taxes, non-operating (income) expense items, (gain) loss on sale or acquisition of communities (including  gain (loss) on facility lease termination), depreciation and amortization (including non-cash impairment charges), straight-line lease expense (income), amortization of deferred gain, amortization of deferred entrance fees, non-cash stock-based compensation expense, and change in future service obligation and including entrance fee receipts and refunds (excluding (i) first generation entrance fee receipts from the sale of units at a recently opened entrance fee CCRC prior to stabilization and (ii) first generation entrance fee refunds not replaced by second generation entrance fee receipts at the recently opened community prior to stabilization).

We believe Adjusted EBITDA is useful to investors in evaluating our performance, results of operations and financial position for the following reasons:

•	It is helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance to our day-to-day operations;
•
It provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance; and

•	It is an indication to determine if adjustments to current spending decisions are needed.

The table below reconciles Adjusted EBITDA from net loss for the three and nine months ended September 30, 2013 and 2012 (in thousands):
	Three Months Ended September 30 (1),		Nine Months Ended September 30 (1),
	2013	2012	2013	2012
Net loss	$(967)	$(12,216)	$(2,609)	$(41,775)
Provision for income taxes	960	747	3,272	2,559
Equity in (earnings) loss of unconsolidated ventures	(431)	249	(991)	211
Loss on extinguishment of debt	53	-	946	221
Other non-operating income	(279)	(500)	(1,365)	(392)
Interest expense:
Debt	23,467	24,615	71,291	73,691
Capitalized lease obligation	6,175	7,647	19,165	23,052
Amortization of deferred financing costs and debt discount	4,100	4,543	13,017	13,602
Change in fair value of derivatives and amortization	1,377	(140)	(594)	371
Interest income	(472)	(676)	(1,027)	(2,220)
Income from operations	33,983	24,269	101,105	69,320
Gain on facility lease termination	-	-	-	(2,780)
Loss on acquisition	-	-	-	636
Depreciation and amortization	68,644	62,876	200,557	189,781
Asset impairment	504	-	2,658	8,329
Straight-line lease expense	818	2,118	2,250	5,324
Amortization of deferred gain	(1,093)	(1,093)	(3,279)	(3,279)
Amortization of entrance fees	(7,013)	(6,459)	(21,178)	(18,835)
Non-cash stock-based compensation expense	6,894	6,021	20,776	19,185
Entrance fee receipts(2)	19,098	25,132	59,849	59,815
Entrance fee disbursements	(7,728)	(6,024)	(24,504)	(19,555)
Adjusted EBITDA	$114,107	$106,840	$338,234	$307,941

(1)	The calculation of Adjusted EBITDA includes integration, transaction-related and EMR roll-out costs of $4.7 million and $10.4 million for the three and nine months ended September 30, 2013, respectively. The calculation of Adjusted EBITDA includes integration, transaction-related and EMR roll-out costs of $4.6 million and $16.2 million for the three and nine months ended September 30, 2012, respectively.
(2)	Includes the receipt of refundable and non-refundable entrance fees.

Cash From Facility Operations

Cash From Facility Operations (CFFO) is a measurement of liquidity that is not calculated in accordance with GAAP and should not be considered in isolation as a substitute for cash flows provided by or used in operations, as determined in accordance with GAAP.  We define CFFO as net cash provided by (used in) operating activities adjusted for changes in operating assets and liabilities, deferred interest and fees added to principal, refundable entrance fees received, first generation entrance fee receipts at a recently opened entrance fee CCRC prior to stabilization, entrance fee refunds disbursed adjusted for first generation entrance fee refunds not replaced by second generation entrance fee receipts at the recently opened community prior to stabilization, lease financing debt amortization with fair market value or no purchase options, gain (loss) on facility lease termination, recurring capital expenditures (net), distributions from unconsolidated ventures from cumulative share of net earnings, CFFO from unconsolidated ventures, and other.  Recurring capital expenditures include routine expenditures capitalized in accordance with GAAP that are funded from current operations.  Amounts excluded from recurring capital expenditures consist primarily of major projects, renovations, community repositionings, expansions, systems projects or other non-recurring or unusual capital items (including integration capital expenditures) or community purchases that are funded using lease or financing proceeds, available cash and/or proceeds from the sale of communities that are held for sale.

We believe CFFO is useful to investors in evaluating our liquidity for the following reasons:

•	It provides an assessment of our ability to facilitate meeting current financial and liquidity goals.
•	To assess our ability to:
(i)	service our outstanding indebtedness;
(ii)	pay dividends; and
(iii)	make regular recurring capital expenditures to maintain and improve our facilities.

The table below reconciles CFFO from net cash provided by operating activities for the three and nine months ended September 30, 2013 and 2012 (in thousands):
	Three Months Ended September 30 (1),		Nine Months Ended September 30 (1),
	2013	2012	2013	2012

Net cash provided by operating activities	$104,247	$79,431	$249,075	$207,978
Changes in operating assets and liabilities	(21,464)	(10,731)	(5,725)	(5,926)
Refundable entrance fees received(2)	9,875	12,206	29,265	29,512
Entrance fee refunds disbursed	(7,728)	(6,024)	(24,504)	(19,555)
Recurring capital expenditures, net	(12,127)	(11,475)	(32,115)	(28,138)
Lease financing debt amortization with fair market value or no purchase options	(3,518)	(3,066)	(10,333)	(8,988)
Distributions from unconsolidated ventures from cumulative share of net earnings	(648)	(420)	(2,089)	(1,435)
CFFO from unconsolidated ventures	1,922	1,559	5,979	4,097
Cash From Facility Operations	$70,559	$61,480	$209,553	$177,545

(1)	The calculation of Cash From Facility Operations includes integration, transaction-related and EMR roll-out costs of $4.7 million and $10.4 million for the three and nine months ended September 30, 2013, respectively. The calculation of Cash From Facility Operations includes integration, transaction-related and EMR roll-out costs of $4.6 million and $16.2 million for the three and nine months ended September 30, 2012, respectively.
(2)	Total entrance fee receipts for the three months ended September 30, 2013 and 2012 were $19.1 million and $25.1 million, respectively, including $9.2 million and $12.9 million, respectively, of non-refundable entrance fee receipts included in net cash provided by operating activities. Total entrance fee receipts for both the nine months ended September 30, 2013 and 2012 were $59.8 million, including $30.6 million and $30.3 million, respectively, of non-refundable entrance fee receipts included in net cash provided by operating activities.
The calculation of CFFO per share is based on weighted average outstanding common shares for the period, excluding any unvested restricted shares.  Annual CFFO per share for all periods is calculated as the sum of the quarterly amounts for the year.

Facility Operating Income

Facility Operating Income is not a measurement of operating performance calculated in accordance with GAAP and should not be considered in isolation as a substitute for net income, income from operations, or cash flows provided by or used in operations, as determined in accordance with GAAP.  We define Facility Operating Income as net income (loss) before provision (benefit) for income taxes, non-operating (income) expense items, (gain) loss on sale or acquisition of communities (including gain (loss) on facility lease termination), depreciation and amortization (including non-cash impairment charges), facility lease expense, general and administrative expense, including non-cash stock-based compensation expense, change in future service obligation, amortization of deferred entrance fee revenue and management fees.

We believe Facility Operating Income is useful to investors in evaluating our facility operating performance for the following reasons:

•	It is helpful in identifying trends in our day-to-day facility performance;
•	It provides an assessment of our revenue generation and expense management; and
•	It provides an indicator to determine if adjustments to current spending decisions are needed.

The table below reconciles Facility Operating Income from net loss for the three and nine months ended September 30, 2013 and 2012 (in thousands):
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Net loss	$(967)	$(12,216)	$(2,609)	$(41,775)
Provision for income taxes	960	747	3,272	2,559
Equity in (earnings) loss of unconsolidated ventures	(431)	249	(991)	211
Loss on extinguishment of debt	53	-	946	221
Other non-operating income	(279)	(500)	(1,365)	(392)
Interest expense:
Debt	23,467	24,615	71,291	73,691
Capitalized lease obligation	6,175	7,647	19,165	23,052
Amortization of deferred financing costs and debt discount	4,100	4,543	13,017	13,602
Change in fair value of derivatives and amortization	1,377	(140)	(594)	371
Interest income	(472)	(676)	(1,027)	(2,220)
Income from operations	33,983	24,269	101,105	69,320
Gain on facility lease termination	-	-	-	(2,780)
Depreciation and amortization	68,644	62,876	200,557	189,781
Asset impairment	504	-	2,658	8,329
Loss on acquisition	-	-	-	636
Facility lease expense	69,232	71,167	207,028	213,240
General and administrative (including non-cash stock-based compensation expense)	45,824	43,158	138,470	134,202
Amortization of entrance fees	(7,013)	(6,459)	(21,178)	(18,835)
Management fees	(7,622)	(7,407)	(22,975)	(22,350)
Facility Operating Income	$203,552	$187,604	$605,665	$571,543